UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2014 (November 17, 2014)

CHATHAM LODGING TRUST
(Exact name of Registrant as specified in its charter)

Maryland	001-34693	27-1200777
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Cocoanut Row, Suite 211 Palm Beach, Florida	33480
(Address of principal executive offices)	(Zip Code)
(561) 802-4477
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

As previously disclosed in a Form 8-K filed by Chatham Lodging Trust (the “Company”) on September 24, 2014, on September 17, 2014, a new joint venture between the Company and NorthStar Realty Finance Corp. (“NorthStar”) entered into an agreement to purchase a 52-hotel, 6,976-room portfolio purchased from Inland American Real Estate Trust, Inc. (the “Inland Portfolio,” as further defined below). The new joint venture is comprised of two separate joint ventures between affiliates of NorthStar and the Company (collectively, the “NorthStar-Chatham JV”). The Company owns a 10% equity interest in the NorthStar-Chatham JV, with NorthStar owning the remaining 90% interest. Concurrent with the closing of the NorthStar-Chatham JV’s acquisition of the Inland Portfolio, wholly-owned subsidiaries of the Company and NorthStar entered into amended and restated limited liability company agreements for the two joint venture entities that comprise the NorthStar-Chatham JV (the “NorthStar-Chatham JV Agreements”), which agreements sets forth the terms and conditions of, among other things, the management and economics of the NorthStar-Chatham JV.

Pursuant to the NorthStar-Chatham JV Agreements, the Company will manage the day-to-day operations of the NorthStar-Chatham JV, subject to the approval of NorthStar of transactions with affiliates of the Company and Major Decisions (as defined in the NorthStar-Chatham JV Agreements), while NorthStar shall have unilateral decision-making control over, among other things, certain property dispositions conducted at arm’s length, the financing of the NorthStar-Chatham JV, certain liquidity events and, upon a Termination Event (as defined in the NorthStar-Chatham JV Agreements), removal of the Company as a managing member.

The Company will be entitled to receive a promote interest in the NorthStar-Chatham JV based on the respective joint ventures meeting certain return thresholds. The Company’s ownership interest in the NorthStar-Chatham JV is subject to change in the event that either Chatham or NorthStar calls for additional capital contributions for certain non-discretionary requirements described in the NorthStar-Chatham JV Agreements or, solely in the case of a capital call by NorthStar, necessary for the conduct of business.

The foregoing summary of the NorthStar-Chatham JV Agreements does not purport to be complete and is qualified in its entirety by reference to the NorthStar-Chatham JV Agreements, copies of which are filed as Exhibits 10.1 and 10.2 to this report and are incorporated herein by reference

Item 2.01     Completion of Acquisition or Disposition of Assets.

On November 17, 2014, the Company completed the previously disclosed acquisition of a 52-hotel portfolio from Inland American Real Estate Trust, Inc., the Inland Portfolio. The combined total purchase price was approximately $1.1 billion, before deal costs and funding of escrows.

On November 17, 2014, in connection with the Inland Portfolio, the Company also completed the previously disclosed acquisition of four hotels included within the acquisition of the Inland portfolio from Inland American Real Estate Trust, Inc. for a purchase price of $106.7 million, before deal costs (the “Four-Pack Acquisition”). The four hotels are comprised of the following:

•	179-room Hilton Garden Inn Burlington, Mass.

•	176-room Courtyard by Marriott Dallas (Addison), Texas

•	120-room Residence Inn by Marriott West University Houston, Texas

•	100-room Courtyard by Marriott West University Houston, Texas

The Company funded the purchase price for the Four-Pack Acquisition with available cash and borrowings under its senior secured revolving credit facility. In late September, the Company issued 6.9 million common shares in an underwritten public offering, generating net proceeds of approximately $144.6 million which was used at the time to repay borrowings outstanding on the Company’s senior secured revolving credit facility.

As a result of the Four-Pack Acquisition, the "Inland Portfolio" consists of the remaining 48 upscale extended-stay hotels and premium-branded, select-service hotels in the Inland Portfolio were purchased by the NorthStar-Chatham JV for a purchase price of $964 million prior to deal costs and funding of escrows. NorthStar owns a 90 percent ownership interest in the NorthStar-Chatham JV and the Company owns a 10 percent ownership interest for which it contributed approximately $28 million to the NorthStar-Chatham JV.

Item 7.01.    Regulation FD Disclosure.

The Company issued a press release on November 18, 2014 announcing that it had closed on the NorthStar-Chatham JV acquisition of the Inland Portfolio and the Company’s Four-Pack Acquisition. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01     Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

10.1	Limited Liability Company Agreement of IHP I Owner JV, LLC, dated as of November 17, 2014, by and between Platform Member II-T, LLC and Chatham IHP LLC.

10.2	Limited Liability Company Agreement of IHP I Ops JV, LLC, dated as of November 17, 2014, by and between Platform Member Holdings II-T CAM2, LLC and Chatham TRS Holding, Inc.

99.1	Press Release dated November 18, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHATHAM LODGING TRUST

November 20, 2014	By:	/s/ Dennis M. Craven

Name: Dennis M. Craven
Title: Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Limited Liability Company Agreement of IHP I Owner JV, LLC, dated as of November 17, 2014, by and between Platform Member II-T, LLC and Chatham IHP LLC.

10.2	Limited Liability Company Agreement of IHP I Ops JV, LLC, dated as of November 17, 2014, by and between Platform Member Holdings II-T CAM2, LLC and Chatham TRS Holding, Inc.

99.1	Press Release dated November 18, 2014